Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Expro Group Holdings N.V. Announces Second Quarter 2025 Results, Reaffirms Full-Year Guidance, and Remains Committed to Shareholder Return Targets

HOUSTON - July 29, 2025 – Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three and six months ended June 30, 2025.

Second Quarter 2025 Highlights

•	Third consecutive quarter of financial results above expectations, evidencing Expro’s continued operational execution

•	Revenue was $423 million, exceeding the top end of the Company’s guidance range of $410 million

•	Net income of $18 million, and net income margin of 4%

•	Adjusted EBITDA[1] of $94 million, exceeding the top end of the Company’s guidance range of $90 million

•	Adjusted EBITDA margin[1] of 22% marks a third consecutive record high and ranks among the top in our peer group

•	Cash flow from operations of $48 million, or 11% of revenues

•	Free cash flow[1] was $27 million, and free cash flow margin[1] of 6% and adjusted free cash flow[1] of $36 million, and adjusted free cash flow margin[1] of 9%

•	Share repurchases of $5 million (~637,000 shares at an average $7.87 per share)

•	Total order backlog of $2.3 billion recording second-highest new order awards of $595 million

•	Reaffirming full-year guidance with revenue of circa $1.7 billion, Adjusted EBITDA of at least $350 million and Adjusted Free Cash Flow of ~7% of revenues, or ~$110 million

•	Remain committed to returning approximately one-third, or ~$40 million, of adjusted free cash flow to shareholders annually

Michael Jardon, Chief Executive Officer, noted “We are pleased to report strong second quarter financial results, reflecting the continued resilience of our business and outstanding performance of our team. Second quarter Adjusted EBITDA margin of 22% represents our best second quarter performance ever and third consecutive quarter of margins at the highest levels in the company’s history. Additionally, we generated adjusted free cash flow of $36 million, and we remain committed to returning approximately one-third of our adjusted free cash flow, or ~$40 million, to shareholders annually.

“Expro’s results demonstrate the success of the organic and inorganic investments we have made to drive growth and expand margins, our progress on structural cost savings through our Drive25 initiatives, improved business activity mix and above all operational execution. Additionally, we are capitalizing on our diverse geographic footprint in key growth markets and benefitting from our significant exposure to offshore and international markets, with limited exposure in regions such as U.S. land, Mexico and offshore Saudi, markets that will continue to be soft in 2025.

“Innovation and safety are at the heart of everything we do and have been instrumental in driving Expro’s continued growth. We are dedicated to developing and profitably commercializing innovative technologies to ensure we remain at the forefront of our industry and deliver differentiated value to customers and superior returns for shareholders.

“The strength and diversity of our portfolio is reflected in the momentum of our regional activity and in our milestone quarter, recording the second-highest new order awards in Expro’s history. Our new business wins are a testament to the trust our customers place in Expro and highlights our commitment to safety, service quality, and the delivery of cost-effective, technology-driven solutions throughout the well lifecycle.

“We continue to focus on operational execution to deliver financial results. Given our line of sight on near-term customer activity, we are reaffirming full-year guidance with revenues of circa $1.7 billion and Adjusted EBITDA of at least $350 million and remain committed to returning approximately one-third of adjusted free cash flow to shareholders in 2025. Our focus will continue to be on adjusted free cash flow generation, by continuing to focus on expanding our margins and reducing the capital intensity of our business.”

1.     A non-GAAP measure.

Notable Awards and Achievements

In the second quarter, Expro achieved three industry firsts, each focused on reducing the customer’s operational risk and elevating safety, with two breakthroughs leveraging advanced automation technology. This included the following:

•

Introduction of the BRUTE® Armor Packer, which was designed to enhance deepwater well integrity and efficiency, by enabling the suspension of high-pressure wells, a critical capability that was previously unavailable on the market and now introduced by Expro. We expect customers to rapidly deploy this technology as two super majors have already successfully deployed the system in the Gulf of America.

•	Fully automated Remote Clamp Installation System (RCIS) was developed with and partially sponsored by a super major with a focus on limiting personnel exposure to the hazardous areas of the rig floor and thereby improving safety and operational efficiency. Expro’s RCIS is currently the only mechanized, hands-free control line clamp installation solution available and can be applied to all intelligent and subsea completions. The technology was deployed in the North Sea where Expro successfully ran a fully hands-free upper completion and reduced each installation time by approximately 50% per clamp. Based on the success of the operation the customer has awarded additional jobs for future deployments.
•	The world’s first fully remote five-plug cementing operation using the Generation-X™ Remote Plug Launcher combined with the SkyHook™ cement-line make-up device, further enhancing safety, reducing rig time, and expanding Expro’s scope for new applications. The deployment marks a major step forward in the company’s expansion of cementing services in the Middle East offshore and reflects the progression of the strategic initiatives for the region.

These technologies give Expro competitive advantages in highly specialized service offerings and create current future revenue opportunities by enabling scalable technology applications with improved margins.

Expro demonstrated strong performance across its global operations, securing a substantial multi-year, multi-rig contract in Guyana with revenues in excess of $120 million for completion and tubular running services (TRS). Additionally, the company was awarded a significant three-year contract by Woodside Energy for Mexico's first deepwater oil production facility.

In addition to previously mentioned achievements in NLA, Brazil experienced incremental activity, securing over $50 million in contracts in the second quarter focused on production optimization and well decommissioning solutions.

In the ESSA region, Expro successfully executed a multi-well campaign for a major operator in Angola, completing 11 clean-up and 12 well intervention operations totaling approximately 5,000 hours and achieving a notable 98% job performance rating. In the UK North Sea, the company continued its long-standing collaboration with a major operator, recently extending a three-year contract with revenues of approximately $30 million covering well intervention, well services, and well testing. This is further testament to Expro’s high service standards and enduring client partnerships.

Within the MENA region, Expro expanded its portfolio in production optimization, exemplified by a seven-year production contract with revenues of approximately $100 million for the delivery of a gas compression system on low pressure gas wells to maintain throughput at the processing facility. Additionally, as a result of the high service quality delivered to the customer, the team secured a six-month contract extension with revenues of approximately $60 million for early production facilities and gas compression services.

In the APAC region, notably Indonesia, Expro secured four contracts with a single customer with revenues of approximately $15 million for well intervention and integrity services, contributing to brownfield production optimization through enhanced reservoir access, restoration of well integrity, and maximized hydrocarbon recovery. Furthermore, within TRS, Expro performed the first rigless conductor driving operation on a customer’s platform in over a decade underscoring our commitment to delivering cost-effective solutions to the region. The team successfully completed a six-slot conductor installation safely and ahead of schedule.

Free Cash Flow and Share Repurchases

Expro is focused on and committed to generating significant free cash flow, and we expect to continue to do so by further expanding the Company’s Adjusted EBITDA margin and reducing the capital intensity of the business. To further demonstrate comparability to our peers, the Company is redefining the free cash flow measure.

Expro defines free cash flow as net cash provided by (used in) operating activities (“CFFO”) minus capital expenditures. Expro will provide a revised adjusted definition in line with most market participants, including a majority of our peers. Expro defines adjusted free cash flow as free cash flow, adjusted for one-time items, including one-time gains and losses, one-time severance costs, and one-time transaction-related costs. It is important to note that both positive and negative one-time items will be adjusted under the new measure. The adjustment of these true one-time items is intended to measure the Company’s performance on a “steady state” without undue noise, thus making it in-line with corporate finance principles.

The Company intends to regularly disclose both free cash flow and adjusted free cash flow. In the second quarter of 2025, Expro generated $27 million of free cash flow, with a free cash flow margin of 6%. The Company’s adjusted free cash flow was $36 million, with a margin of 9%.

Expro’s commitment to share repurchases remains unwavering. We are reaffirming our commitment to repurchase shares using the same dollar amount as before. Nothing has changed in that regard. Under the old definition, that represented approximately one-third of adjusted free cash flow, or circa $40 million.

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2025	2025
Total revenue	$422,740	$813,612

Net cash provided by operating activities	$48,413	$89,922
Less: Capital expenditures	(21,204)	(54,316)
Free cash flow	27,209	35,606

Free cash flow margin	6%	4%

Add: Merger and integration expense (1)	2,267	4,007
Add: Severance and other expense (1)	6,711	12,793
Adjusted free cash flow	$36,187	$52,406

Adjusted free cash flow margin	9%	6%

(1)	Expenses directly referenced on the condensed consolidated Statements of Operations.

Other Financial Information

As of June 30, 2025, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $207 million, and the Company’s total liquidity stood at $343 million. Total liquidity includes $136 million available for drawdowns as loans under the Company’s revolving credit facility. The Company had outstanding long-term borrowings of $121 million as of June 30, 2025.

The Company’s capital expenditures totaled $21 million in the second quarter of 2025, of which approximately 90% were used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs. Expro plans for capital expenditures in the range of approximately $65 million to $75 million for the remaining six months of 2025.

The company is authorized to acquire up to $100 million of outstanding shares with $61 million remaining authorized for repurchase. During the three months ended June 30, 2025, the Company repurchased approximately 637,000 shares at an average price of $7.87 per share, for a total cost of approximately $5 million. The Company remains committed to returning one third of adjusted free cash flow to shareholders in 2025.

On July 23, 2025, we entered into a new senior secured revolving credit facility, which increased available revolving facility loan commitments to up to $400 million, maturing on July 30, 2029. Concurrently, the company established a $100 million 364-day bridge facility. Proceeds of the revolving facility may be used for general corporate and working capital purposes. Proceeds of the bridge facility may be used for acquisitions and investments and capital expenditure in relation to acquisitions.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2025 to the results for the first quarter of 2025.

North and Latin America (NLA)

Revenue for the NLA segment was $143 million for the three months ended June 30, 2025, an increase of $8 million, or 6%, compared to $134 million for the three months ended March 31, 2025. The increase was primarily due to higher well construction revenue, partially offset by lower revenue from well flow management in Mexico and Brazil.

Segment EBITDA for the NLA segment was $34 million, or 24% of revenues, during the three months ended June 30, 2025, an increase of $4 million, or 12%, compared to $30 million, or 23%, of revenues during the three months ended March 31, 2025. The increase in Segment EBITDA and Segment EBITDA margin was primarily attributable to increased activity on higher margin projects.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $132 million for the three months ended June 30, 2025, an increase of $20 million, or 18%, compared to $112 million for the three months ended March 31, 2025. The increase in revenues was primarily driven by higher revenue from all product lines, particularly in the North Sea within our well flow management and subsea well access product lines and in Angola in our well flow management and well construction product lines.

Segment EBITDA for the ESSA segment was $40 million, or 30% of revenues, for the three months ended June 30, 2025, an increase of $10 million, or 36%, compared to $29 million, or 26% of revenues, for the three months ended March 31, 2025. The increase in Segment EBITDA and Segment EBITDA margin was primarily attributable to higher activity and a favorable product mix.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $91 million for the three months ended June 30, 2025, a decrease of $3 million, or 3%, compared to $94 million for the three months ended March 31, 2025. The decrease in revenue was driven by lower well construction revenue in the Kingdom of Saudi Arabia (“KSA”) and the UAE, partially offset by increased well flow management revenue in North Africa.

Segment EBITDA for the MENA segment was $33 million, or 36% of revenues, for the three months ended June 30, 2025, a decrease of $2 million, or 5%, compared to $34 million, or 37% of revenues, for the three months ended March 31, 2025. The decrease in Segment EBITDA and Segment EBITDA margin is consistent with the decrease in revenue.

Asia Pacific (APAC)

Revenue for the APAC segment was $57 million for the three months ended June 30, 2025, an increase of $6 million, or 12%, compared to $51 million for the three months ended March 31, 2025. The increase in revenue was primarily due to higher well flow management revenue in Malaysia, Indonesia and Brunei and higher well flow integrity and intervention revenue in Malaysia and Brunei, partially offset by lower subsea well access revenue in Malaysia.

Segment EBITDA for the APAC segment was $15 million, or 26% of revenues, for the three months ended June 30, 2025, an increase of $4 million, or 36%, compared to $11 million, or 21% of revenues, for the three months ended March 31, 2025. The increase in Segment EBITDA and Segment EBITDA margin is attributable primarily to higher activity and a favorable product mix.

Conference Call

The Company will host a conference call to discuss second quarter 2025 results on Tuesday, July 29, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (833) 470-1428

International: +1 (404) 975-4839

Access ID: 588182

To listen via live webcast, please visit the Investor section of www.expro.com.

The second quarter 2025 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of two weeks.

To access the audio replay telephonically:

Dial-In: U.S. +1 (866) 813-9403 or +1 (929) 458-6194

Access ID: 914615

Start Date: July 29, 2025, 1:00 p.m. CT

End Date: August 12, 2025, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has approximately 8,500 employees and provides services and solutions to leading exploration and production companies in both onshore and offshore environments in more than 50 countries.

For more information, please visit: www.expro.com and connect with Expro on X @ExproGroup and LinkedIn @Expro.

Contact:

Chad Stephenson – Director Investor Relations

+1 (713) 463-9776

InvestorRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, international trade laws, tariffs, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect general and administrative costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage.

Free cash flow is defined as cash provided by (used in) operating activities less capital expenditures. Free cash flow margin is defined as free cash flow divided by total revenue, expressed as a percentage. Adjusted free cash flow is defined as cash provided by (used in) operating activities less capital expenditures, add back merger and integration expense and severance and other expense (income). Adjusted free cash flow margin is defined as adjusted free cash flow divided by total revenue, expressed as a percentage.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Total revenue	$422,740	$390,872	$469,642	$813,612	$853,131
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(319,981)	(305,492)	(366,520)	(625,473)	(675,007)
General and administrative expense, excluding depreciation and amortization expense	(14,499)	(21,814)	(26,225)	(36,313)	(45,438)
Depreciation and amortization expense	(46,716)	(45,421)	(40,647)	(92,137)	(80,793)
Merger and integration expense	(2,267)	(1,740)	(8,789)	(4,007)	(10,950)
Severance and other expense	(6,711)	(6,082)	236	(12,793)	(4,826)
Total operating cost and expenses	(390,174)	(380,549)	(441,945)	(770,723)	(817,014)
Operating income	32,566	10,323	27,697	42,889	36,117
Other income, net	280	1,654	334	1,934	819
Interest and finance expense, net	(4,279)	(3,451)	(3,666)	(7,730)	(6,818)
Income before taxes and equity in income of joint ventures	28,567	8,526	24,365	37,093	30,118
Equity in income of joint ventures	3,395	3,706	4,856	7,101	8,714
Income before income taxes	31,962	12,232	29,221	44,194	38,832
Income tax (expense) benefit	(13,959)	1,716	(13,935)	(12,243)	(26,223)
Net income	$18,003	$13,948	$15,286	$31,951	$12,609

Net income per common share:
Basic	$0.16	$0.12	$0.13	$0.28	$0.11
Diluted	$0.16	$0.12	$0.13	$0.27	$0.11
Weighted average common shares outstanding:
Basic	115,444,915	116,217,794	113,979,860	115,829,219	112,078,160
Diluted	115,508,918	116,929,082	114,923,702	116,216,865	113,688,752

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$206,831	$183,036
Restricted cash	655	1,627
Accounts receivable, net	505,107	517,570
Inventories	168,060	159,040
Income tax receivables	36,691	28,641
Other current assets	84,827	74,132
Total current assets	1,002,171	964,046

Property, plant and equipment, net	540,410	563,697
Investments in joint ventures	79,615	73,012
Intangible assets, net	273,457	298,856
Goodwill	348,558	348,918
Operating lease right-of-use assets	74,346	66,640
Non-current accounts receivable, net	7,432	7,432
Other non-current assets	12,233	10,940
Total assets	$2,338,222	$2,333,541

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$316,778	$340,298
Income tax liabilities	48,854	52,436
Finance lease liabilities	2,395	2,234
Operating lease liabilities	17,455	17,253
Other current liabilities	82,888	72,209
Total current liabilities	468,370	484,430

Long-term borrowings	121,065	121,065
Deferred tax liabilities, net	22,799	44,310
Post-retirement benefits	7,798	10,430
Non-current finance lease liabilities	13,788	14,006
Non-current operating lease liabilities	58,720	48,488
Uncertain tax positions	79,559	74,526
Other non-current liabilities	46,135	44,802
Total liabilities	818,234	842,057

Common stock	8,556	8,488
Treasury stock	(101,878)	(83,420)
Additional paid-in capital	2,094,226	2,079,161
Accumulated other comprehensive income	14,348	14,470
Accumulated deficit	(495,264)	(527,215)
Total stockholders’ equity	1,519,988	1,491,484
Total liabilities and stockholders’ equity	$2,338,222	$2,333,541

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$31,951	$12,609
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	92,137	80,793
Equity in income of joint ventures	(7,101)	(8,714)
Stock-based compensation expense	14,282	12,420
Elimination of unrealized loss on sales to joint ventures	-	(315)
Changes in fair value of contingent consideration	-	(6,172)
Deferred taxes	(16,049)	(618)
Unrealized foreign exchange (gain) loss	(6,047)	5,413
Changes in assets and liabilities:
Accounts receivable, net	15,118	(33,756)
Inventories	(9,020)	(7,521)
Other assets	(11,557)	(14,127)
Accounts payable and accrued liabilities	(17,289)	(11,129)
Other liabilities	12,931	(12,805)
Income taxes, net	(6,599)	3,432
Dividends received from joint ventures	498	-
Other	(3,333)	(2,745)
Net cash provided by operating activities	89,922	16,765

Cash flows from investing activities:
Capital expenditures	(54,316)	(67,107)
Payment for acquisition of business, net of cash acquired	-	(32,458)
Proceeds from disposal of assets	5,000	2,900
Net cash used in investing activities	(49,316)	(96,665)

Cash flows from financing activities:
(Cash pledged for) release of collateral deposits, net	(415)	557
Proceeds from borrowings	-	117,269
Repayment of borrowings	-	(44,351)
Repurchase of common stock	(15,033)	-
Payment of withholding taxes on stock-based compensation plans	(2,588)	(4,352)
Repayment of financed insurance premium	(4,955)	(3,203)
Repayments of finance leases	(887)	(1,042)
Net cash (used in) provided by financing activities	(23,878)	64,878

Effect of exchange rate changes on cash and cash equivalents	6,095	(2,691)
Net increase (decrease) to cash and cash equivalents and restricted cash	22,823	(17,713)
Cash and cash equivalents and restricted cash at beginning of period	184,663	153,166
Cash and cash equivalents and restricted cash at end of period	$207,486	$135,453

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$34,692	$22,672
Cash paid for interest, net	5,243	5,629
Change in accounts payable and accrued expenses related to capital expenditures	6,967	6,306

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA AND REVENUE BY AREAS OF CAPABILITIES
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2025		2025		2024		2025		2024
NLA	$142,582	34%	$134,278	34%	$156,990	34%	$276,860	34%	$287,379	34%
ESSA	132,367	31%	112,373	29%	168,431	36%	244,740	30%	290,177	34%
MENA	91,016	22%	93,554	24%	81,429	17%	184,570	23%	152,923	18%
APAC	56,775	13%	50,667	13%	62,792	13%	107,442	13%	122,652	14%
Total	$422,740	100%	$390,872	100%	$469,642	100%	$813,612	100%	$853,131	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2025		2025		2024		2025		2024
NLA	$33,909	24%	$30,386	23%	$44,474	28%	$64,294	23%	$78,851	27%
ESSA	39,635	30%	29,188	26%	34,997	21%	68,823	28%	$60,198	21%
MENA	32,571	36%	34,168	37%	28,611	35%	66,739	36%	$53,149	35%
APAC	14,794	26%	10,862	21%	15,248	24%	25,656	24%	$26,034	21%
Total Segment EBITDA	120,909		104,604		123,330		225,512		218,232
Corporate costs(4)	(29,853)		(32,082)		(33,636)		(61,934)		(64,936)
Equity in income of joint ventures	3,395		3,706		4,856		7,101		8,714
Adjusted EBITDA	$94,451	22%	$76,228	20%	$94,550	20%	$170,679	21%	$162,010	19%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

Revenue by areas of capabilities:

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2025		2024		2024		2025		2024
Well Construction	$141,623	34%	$130,413	33%	$148,476	32%	$272,036	33%	$268,507	31%
Well Management (1)	281,117	66%	260,459	67%	321,166	68%	541,576	67%	584,624	69%
Total	$422,740	100%	$390,872	100%	$469,642	100%	$813,612	100%	$853,131	100%

(1)	Well Management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
GROSS PROFIT, GROSS MARGIN, CONTRIBUTION, AND CONTRIBUTION MARGIN
(In thousands)
(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Total revenue	$422,740	$390,872	$469,642	$813,612	$853,131

Less: Cost of revenue, excluding depreciation and amortization	(319,981)	(305,492)	(366,520)	(625,473)	(675,007)
Less: Depreciation and amortization related to cost of revenue	(46,580)	(45,310)	(40,571)	(91,890)	(80,641)
Gross profit	56,179	40,070	62,551	96,249	97,483

Add: Indirect costs (included in cost of revenue)	68,834	70,026	69,645	138,860	138,079
Add: Stock-based compensation expenses	2,633	2,194	2,785	4,827	4,431
Add: Depreciation and amortization related to cost of revenue	46,580	45,310	40,571	91,890	80,641
Contribution	$174,226	$157,600	$175,552	$331,826	$320,634

Gross margin	13%	10%	13%	12%	11%

Contribution margin	41%	40%	37%	41%	38%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect general and administrative costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Total revenue	$422,740	$390,872	$469,642	$813,612	$853,131

Net income	$18,003	$13,948	$15,286	$31,951	$12,609

Income tax expense (benefit)	13,959	(1,716)	13,935	12,243	26,223
Depreciation and amortization expense	46,716	45,421	40,647	92,137	80,793
Severance and other expense	6,711	6,082	(236)	12,793	4,826
Merger and integration expense	2,267	1,740	8,789	4,007	10,950
Other income, net	(280)	(1,654)	(334)	(1,934)	(819)
Stock-based compensation expense	7,314	6,968	7,350	14,282	12,420
Foreign exchange (gain) loss	(4,518)	1,988	5,447	(2,530)	8,190
Interest and finance expense, net	4,279	3,451	3,666	7,730	6,818
Adjusted EBITDA	$94,451	$76,228	$94,550	$170,679	$162,010

Net income margin	4%	4%	3%	4%	1%

Adjusted EBITDA margin	22%	20%	20%	21%	19%

Free Cash Flow Reconciliation, Free Cash Flow Margin, Adjusted Free Cash Flow Reconciliation and Adjusted Free Cash Flow Margin:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Total revenue	$422,740	$390,872	$469,642	$813,612	$853,131

Net cash provided by (used in) operating activities	$48,413	$41,509	$(13,173)	$89,922	$16,765
Less: Capital expenditures	(21,204)	(33,112)	(36,368)	(54,316)	(67,107)
Free cash flow	27,209	8,397	(49,541)	35,606	(50,342)

Operating cashflow margin	11%	11%	(3%)	11%	2%
Free cash flow margin	6%	2%	(11%)	4%	(6%)

Add: Merger and integration expense (1)	2,267	1,740	8,789	4,007	10,950
Add: Severance and other expense (income) (1)	6,711	6,082	(236)	12,793	4,826
Adjusted free cash flow	$36,187	$16,219	$(40,988)	$52,406	$(34,566)

Adjusted free cash flow margin	9%	4%	(9%)	6%	(4%)

(1)	Expenses directly referenced on the condensed consolidated Statements of Operations.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Net income	$18,003	$13,948	$15,286	$31,951	$12,609
Adjustments:
Merger and integration expense	2,267	1,740	8,789	4,007	10,950
Severance and other expense (income)	6,711	6,082	(236)	12,793	4,826
Stock-based compensation expense	7,314	6,968	7,350	14,282	12,420
Total adjustments, before taxes	16,292	14,790	15,903	31,082	28,196
Tax benefit	(44)	(65)	(75)	(109)	(84)
Total adjustments, net of taxes	16,248	14,725	15,828	30,973	28,112
Adjusted net income	$34,251	$28,673	$31,114	$62,924	$40,721

Reconciliation of Adjusted Net Income per Diluted Share:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Net income	$0.16	$0.12	$0.13	$0.27	$0.11
Adjustments:
Merger and integration expense	0.02	0.01	0.08	0.03	0.10
Severance and other expense (income)	0.06	0.05	(0.00)	0.11	0.04
Stock-based compensation expense	0.06	0.06	0.06	0.12	0.11
Total adjustments, before taxes	0.14	0.13	0.14	0.27	0.25
Tax benefit	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Total adjustments, net of taxes	0.14	0.13	0.14	0.27	0.25
Adjusted net income	$0.30	$0.25	$0.27	$0.54	$0.36

As reported diluted weighted average common shares outstanding	115,508,918	116,929,082	114,923,702	116,216,865	113,688,752